Exhibit 10.5

                       1997 VARIABLE COMPENSATION PROGRAM

The 1997 Variable Compensation Program will be similar in design to the 1996 program, which was based on Return on Invested Capital (ROIC), a very accepted and popular metric in the investment community shown to have a high correlation to shareholder value.

Achieving a 100% payout will allow Avid to achieve competitive total cash compensation figures for our senior management team, and above plan performance will allow for significant upside potential.

TARGET AWARDS

The target variable compensation award is the award which Avid's senior management will receive if Avid meets its R.O.I.C. objective set by the Board of Directors. The target award can be expressed as either a dollar amount, or as a percentage of base salary. For example, if salary is $100,000 per year and the variable compensation target is 20%, the variable compensation target will be $20,000 for the year.

HOW THE VARIABLE COMPENSATION PROGRAM IS FUNDED

The overall program, for all vice presidents, directors and senior consulting engineers, is funded based on Corporate Return on Invested Capital thresholds, targets and corporate levels set by the Board of Directors.

PLAN COMPONENTS

The plan for 1997 is based on corporate ROIC, with a group/individual performance multiplier of 0.75 to 1.5 times the calculated award as determined by the group senior executive.

PRORATED AWARDS

Individual awards will be prorated under the following circumstances:

1) Any salary changes throughout the year will be prorated averaged? For example, if a base salary was $100,000 at the beginning of the year and there is a 5% raise effective July 1, the prorated salary for variable compensation purposes would be $102,500 (($100,000+$105,000)/2).

2) If the hire date is after January 1, the variable compensation award will be prorated for that portion of the fiscal year worked for Avid. For example, if the employee was hired July 1, 1997, s/he would receive 50% of the calculated variable compensation award.

3) If a manager was promoted to the director level after January 1, the variable compensation award will be prorated for that portion of the fiscal year s/he was in a director level position. For example, if s/he was promoted July 1, 1997, s/he would receive 50% of the calculated variable compensation award at the director rate and salary.

PLAN PAYOUT

The plan payout will be determined after audited financial numbers for 1997 are determined and released. Plan payout is expected to occur in February. Employees must be employed by Avid at the time the plan payout to receive their incentive compensation award.